UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___________)*


NORTH AMERICAN GALVANIZING & COATINGS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

65686Y109

(CUSIP Number)

DECEMBER 31, 2007

(Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ X ] Rule 13d-1(b)
[  ] Rule 13d-1(c)
[  ] Rule 13d-1(d)

CUSIP No.	65686Y109

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
31-0891459

2. Check the Appropriate Box if a Member of a Group
	 (See Instructions)
(a) [  ]
(b) [ X ]

3. SEC Use Only


4. Citizenship or Place of Organization
OHIO

Number of Shares Beneficially by Owned by Each
Reporting Person With:

5. Sole Voting Power:		691916

6. Shared Voting Power:		0

7. Sole Dispositive Power:	691916

8. Shared Dispositive Power:	0

9. Aggregate Amount Beneficially Owned by
	Each Reporting Person
		691916

10. Check if the Aggregate Amount in Row (9) Excludes
	Certain Shares (See Instructions)

11. Percent of Class Represented by Amount in Row (9)
		5.6%

12. Type of Reporting Person (See Instructions)
		IA

Item 1.
(a) Name of Issuer
	NORTH AMERICAN GALVANIZING & COATINGS, INC.

(b) Address of Issuers Principal Executive Offices
	5314 S YALE AVENUE  TULSA, OKLAHOMA  74135

Item 2.
(a) Name of Person Filing
	JAMES INVESTMENT RESEARCH, INC.

(b) Address of Principal Business Office or, if none, Residence
	1349 FAIRGROUND ROAD  XENIA, OHIO  45385

(c) Citizenship
	UNITED STATES

(d) Title of Class of Securities
	COMMON STOCK

(e) CUSIP Number
	65686Y109

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [  ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) [ X ]An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f) [ ]An employee benefit plan or endowment fund in accordance with 240.13d-1(b) (1)(ii)(F);
(g) [ ]A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [  ]A savings associations as defined in Section 3(b) of the
	Federal Deposit Insurance Act (12 	U.S.C. 1813);
(i) [ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [  ]Group, in accordance with 240.13d-1(b) (1)(ii)(J).


Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
			691916
(b) Percent of class:
			5.6%
(c) Number of shares as to which the person has:
     (i) Sole power to vote or to direct the vote
     			691916
     (ii) Shared power to vote or to direct the vote
			0
     (iii) Sole power to dispose or to direct the disposition of
    	 		691916
     (iv) Shared power to dispose or to direct the disposition of
     			0

Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]
NOT APPLICABLE

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of another Person. NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group:
NOT APPLICABLE

Item 9. Notice of Dissolution of Group:
NOT APPLICABLE


Item 10. Certification
(a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactionhaving that purpose or effect. (b) The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:
January 30, 2008


Signature:

THOMAS L. MANGAN


Name/Title:
SENIOR VICE PRESIDENT